Exhibit 99.n.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated June 1, 2012, with respect to the financial statements of MacKenzie Realty Capital, Inc. as of March 31, 2012, and for the period from January 25, 2012 (date of inception) through March 31, 2012, included in this Registration Statement (Form N-2) and Prospectus of MacKenzie Realty Capital, Inc. for the registration of common stock. We also consent to the reference to our firm under the heading independent registered public accounting firm.

/s/ Moss Adams LLP

San Francisco, California
June 1, 2012